SELLING RESTRICTIONS

     The Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or with any securities regulatory authority of any state or territory within the jurisdiction of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except in accordance with Regulation S under the Securities Act. The Shares will be placed in accordance with Rule 903 of Regulation S (as provided below) under the Securities Act and in compliance with the offering restrictions requirement of Regulation S. (Terms used herein have the meanings given to them by Regulation S.) Each person that purchases a share in this Issue will receive a share certificate bearing a legend substantially to the following effect:

     "THE SHARES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES
     ACT), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE OFFERED AND SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S AS PROMULGATED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION."

     An offer or sale of Shares within the United States except as described above, may violate the registration requirements of the Securities Act. The U.S. Securities and Exchange Commission (the "SEC") has recently amended Regulation S to change the holding period for resales back into the United States from forty (40) days to one (1) year. Securities sold under Regulation S are now classified as "restricted securities" subject to the resale restrictions of Rule 144. As a result, unless the Shares acquired in this Issue are registered with the SEC for resale, purchasers of Shares may not resell their Shares into the United States or to United States persons except in accordance with the volume limitations, manner of sale, and filing requirements of Rule 144 after the one (1) year holding period. As a result, the Company has agreed to file a Form S-3 registration statement with the SEC covering the Shares sold hereunder as soon as practicable after the close of this Issue. The effect of such registration, when it is declared effective by the SEC, will be to remove all restrictions on resales into the U.S. by purchasers in the Issue other than a prospectus delivery requirement. There can be no assurance as to how quickly the SEC will exercise its discretionary authority to register the Shares. In the Company's last registration of Shares that had been previously issued in a Regulation S offering, the registration statement was declared effective only 35 days after the close of the Issue. In the preceding instance, however, the Shares were not registered until 75 days after the registration statement was first filed with the SEC. While the Company will make its best efforts to effect a prompt registration of the Shares for resale, the recent advent of "Plain English" review of registration statements by the SEC has delayed the registration process for many issuers by an additional thirty (30) days or more.

     Generally speaking, in the absence of an effective registration with the SEC, purchasers of the Shares may sell their Shares into the U.S. only under Rule 144. In general, under Rule 144 as currently in effect, an "affiliate" of the Company, or a person who has beneficially owned shares which are "restricted securities" for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent (1%) of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), however, a person who is not, and for the three months prior to the sale of such shares has not been, an "affiliate" of the Company is free to sell shares which are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144.

     Kestrel, and each participating broker, if any ("Seller") (i) will not offer or sell any Shares in the United Kingdom, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985); (ii) has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) has only issued or passed on and will only issue or pass on in the United Kingdom this document or any other document received by it in connection with the issue of the Shares to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued and passed on.

     Seller will comply with all applicable securities laws and regulations in each jurisdiction in which it offers, sells or delivers Shares and will ensure that no obligations are imposed on the Company in any such jurisdiction as a result of any of the foregoing actions. Seller will obtain any consent, approval or permission required of it for the offer, sale or delivery by it of Shares under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any offer, sale or delivery. No one is authorized to make any representation or use any information in connection with the issue, subscription and sale of the Shares that is inconsistent with that contained in this document.

     The purchase of shares is subject to completion, execution and satisfactory review of the Offshore Securities Subscription Agreement attached hereto.

     In addition to the purchase price, purchasers of Shares in this Issue may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase.